Amended and Restated Distribution and Service Plan

Class R Shares

Introduction

The Amended and Restated Distribution and Service Plan set forth below (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), for Class R of each fund listed on Schedule A attached hereto, as it may be amended from time to time (each, a “Fund”).

A majority of the Board of Directors/Trustees of each Fund (the “Board”), including a majority of those Directors/Trustees who are not “interested persons” of the Funds (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Directors”), have approved this Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and have determined that there is a reasonable likelihood that adoption of this Plan will benefit the Funds and their shareholders. Expenditures under this Plan by the Funds for Distribution Activities (defined below) are primarily intended to result in the sale of Class R shares of the Funds within the meaning of paragraph (a)(2) of Rule 12b-1 under the 1940 Act.

The purpose of the Plan is to create incentives for Prudential Investment Management Services LLC, the Funds’ distributor (the “Distributor”), qualified broker-dealers, other financial institutions (which may include banks and retirement recordkeepers) and others that enter into a distribution, underwriting, selling, selected dealer or services agreement or other similar agreement with respect to Class R shares of the Funds (each of the foregoing, an “Intermediary”), and such Intermediaries’ financial professionals or other employees (as applicable), to provide distribution assistance to their customers who are investors in the Funds, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts. The Intermediary may retain portions of the service and distribution fees payable hereunder in excess of its expenses incurred.

The Plan

The material aspects of the Plan are as follows:

1.     Distribution Activities

The Funds shall, directly or indirectly, engage Intermediaries to distribute or assist in the distribution of Class R shares of each Fund and/or to service shareholder accounts. Services provided and activities primarily intended to result in the sale of Class R shares of the Funds are referred to herein as “Distribution Activities.” Distribution Activities do not include any services or activities that would constitute “personal service and/or the maintenance of shareholder accounts” under paragraph (b)(9) of Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

2.     Payment of Service Fee

Each Fund may pay with respect to Class R an annual service fee of up to 0.25% of the average daily net assets of the Class (“service fee”) to one or more Intermediaries as compensation for providing personal service and/or maintaining shareholder accounts, including (i) expenditures for overhead and other expenses of an Intermediary, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial professionals and other employees of an Intermediary for the provision of shareholder services. Each Fund shall calculate and accrue daily amounts payable by its Class R shares hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine. The service fees payable hereunder to an Intermediary to cover expenses for personal service and/or the maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830 of the Conduct Rules of FINRA or any successor rule, in each case as amended or interpreted by FINRA (“Rule 2830”).

3.     Payment for Distribution Activities

Each Fund may pay with respect to Class R an annual distribution fee, which, together with the service fee (described in Section 2 hereof), shall not exceed 0.75% of the average daily net assets of the Class, to one or more Intermediaries as compensation for the performance of Distribution Activities. Each Fund shall calculate and accrue daily amounts payable by its Class R shares hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine. Payments under the Plan that may be used by the Intermediary to cover expenses primarily intended to result in the sale of Class R shares may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830.

Amounts paid by Class R shares of each Fund will not be used to pay the distribution expenses incurred with respect to any other class of shares of that Fund, except that distribution expenses attributable to a Fund as a whole will be allocated to the Class R shares according to the ratio of the sales of Class R shares to the total sales of that Fund’s shares over its fiscal year or such other allocation method approved by the Board. The allocation of distribution expenses among classes will be subject to the review of the Board.

The fees payable by each Fund with respect to Class R under the Plan may be used to compensate an Intermediary for Distribution Activities related to Class R, including without limitation:

(a)     sales commissions (including trailer commissions) paid to, or on account of, financial professionals or other employees of the Distributor;

(b)     indirect and overhead costs of an Intermediary associated with the performance of Distribution Activities, including platform development and maintenance as well as central office and branch expenses;

(c)     advertising for the Fund in various forms through any available medium, including the cost of preparing, printing and distributing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund;

(d)    amounts paid to, or on account of, Intermediaries for performing services under a selling agreement, selected dealer agreement or other similar agreement with the Distributor with respect to Class R shares of the Funds, including, but not limited to, sales commissions, trailer commissions, and other costs associated with Distribution Activities;

(e)	payments made to, and expenses of, an Intermediary and other persons who provide support or services to Fund shareholders, including but not limited to, office space and equipment, communication facilities, answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or to Intermediaries or other parties that act as sub-transfer agent, sub-accounting agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, and asset allocation services; and
(f)	interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing.

4.     Quarterly Reports; Additional Information

An appropriate officer of each Fund will provide to the Board for review, at least quarterly, a written report specifying in reasonable detail the amounts expended under the Plan and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board such additional information as the Board shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

The Distributor will inform the Board of the amounts payable in respect of Distribution Activities (including commissions and trailer commissions and other amounts) and account servicing fees to be paid by the Distributor to financial professionals or other employees of the Distributor and to Intermediaries that have entered into selected dealer agreements, selling agreements or other similar agreements with the Distributor.

5.     Effectiveness; Continuation

The Plan shall take effect as to each Fund as of the date set forth below; provided, that a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class R shares of the Fund shall have approved a Distribution and Service Plan for Class R shares that provides for the payment of combined service and distribution fees by Class R shares of the Fund in amounts at least equal to, or higher than, those provided for in Sections 2 and 3 hereof.

The Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect for so long as such continuance is specifically approved at least annually by a majority of the Board and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

6.     Termination

This Plan may be terminated with respect to a Fund at any time, without the payment of any penalty, by a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class R shares of the Fund.

7.     Amendments

The Plan may not be amended to change the combined service and distribution fees to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan with respect to a Fund unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class R shares of the Fund. All material amendments of the Plan, including the addition of additional Funds to Schedule A, shall be approved by a majority of the Board and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.     Rule 12b-1 Directors

While the Plan is in effect, the selection and nomination of the Rule 12b-1 Directors shall be committed to the discretion of the Rule 12b-1 Directors.

9.     Records

Each Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

10. Severability

The provisions of the Plan are severable for each Fund listed on Schedule A, and whenever any action is to be taken with respect to the Plan, such action will be taken separately for each Fund affected.

Dated:  June 9, 2016

Schedule A

List of Funds

The Target Portfolio Trust

Prudential Core Bond Fund

Prudential Corporate Bond Fund

Prudential QMA Small-Cap Value Fund

Target International Equity Portfolio

Prudential Investment Portfolios, Inc.

Prudential Balanced Fund

Prudential Conservative Allocation Fund

Prudential Growth Allocation Fund

Prudential Jennison Equity Opportunity Fund

Prudential Jennison Growth Fund

Prudential Moderate Allocation Fund

Prudential Investment Portfolios 3

Prudential QMA Strategic Value Fund

Prudential Investment Portfolios 7

Prudential Jennison Value Fund

Prudential Investment Portfolios, Inc. 10

Prudential Jennison Equity Income Fund

Prudential QMA Mid-Cap Value Fund

Prudential Investment Portfolios 12

Prudential Global Real Estate Fund

Prudential Investments Portfolios, Inc. 14

Prudential Government Income Fund

Prudential Investment Portfolios, Inc 15

Prudential High Yield Fun

Prudential Investment Portfolios 16

Prudential Income Builder Fund

Prudential QMA Defensive Equity Fund

Prudential Investment Portfolios, Inc. 17

Prudential Total Return Bond Fund

Prudential Investment Portfolios 18

Prudential Jennison 20/20 Focus Fund

Prudential Sector Funds, Inc.

Prudential Financial Services Fund

Prudential Jennison Health Sciences Fund

Prudential Jennison Utility Fund

Prudential Short-Term Corporate Bond Fund, Inc.

Prudential Jennison Small Company Fund, Inc.

Prudential Jennison Natural Resources Fund, Inc.

Prudential Jennison Mid-Cap Growth Fund, Inc.

Prudential World Fund, Inc.

Prudential Jennison International Opportunities Fund